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                                                                      EXHIBIT 11

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)




                                                                            Year Ended December 31,

                                                                     2000            1999            1998
                                                                  ----------      ----------      ----------
Basic:
   Weighted average number of shares outstanding                     144,344         111,395(1)      100,807(1)
                                                                  ----------      ----------      ----------

   Income before extraordinary gain                               $  135,474      $   27,704      $  124,988
   Extraordinary gain, net                                             1,882              --              --
                                                                  ----------      ----------      ----------
   Net income                                                     $  137,356      $   27,704      $  124,988
                                                                  ----------      ----------      ----------

   Earnings per share:
      Before extraordinary gain                                   $      .94      $      .25      $     1.24
      Extraordinary gain, net                                            .01              --              --
                                                                  ----------      ----------      ----------
      Net income                                                  $      .95      $      .25      $     1.24
                                                                  ----------      ----------      ----------

Diluted:
   Weighted average number of shares outstanding                     144,344(2)      111,395(1)      100,807(1)
   Net effect of dilutive stock options and warrants based
      on the treasury stock method using
      average market price                                             8,073           9,054           2,231
   Assumed conversion of 5% convertible notes                             --              --           9,517(1)
                                                                  ----------      ----------      ----------
   Total                                                             152,417         120,449         112,555
                                                                  ----------      ----------      ----------

   Income before extraordinary gain                               $  135,474      $   27,704      $  124,988
   Extraordinary gain, net                                             1,882              --              --
                                                                  ----------      ----------      ----------
   Net income                                                        137,356          27,704         124,988

   Add 5% convertible note interest, net
      of tax effect                                                       --              --           5,392(1)
                                                                  ----------      ----------      ----------
   Total                                                          $  137,356      $   27,704      $  130,380
                                                                  ----------      ----------      ----------

   Earnings per share:
      Before extraordinary gain                                   $      .89      $      .23      $     1.16
      Extraordinary gain, net                                            .01              --              --
                                                                  ----------      ----------      ----------
      Net income                                                  $      .90      $      .23      $     1.16
                                                                  ----------      ----------      ----------


(1) The 5% convertible notes were converted into 9.5 million shares of common stock during the third quarter of 1999. As a result, basic and diluted shares outstanding reflect the weighted average effect of the
          9.5 million shares of common stock issued in connection with the conversion of the 5% convertible notes based upon the actual date of conversion.

(2) Diluted earnings per share for 2000, does not reflect the assumed conversion of our $825 million zero coupon convertible senior debentures due 2020, as this conversion would be anti-dilutive.